Exhibit (l)(2)


                             SUBSCRIPTION AGREEMENT




     Whitehall Funds Trust (the "Trust"), a Delaware business trust, and PFPC Distributors, Inc. ("PFPC Distributors"), a Delaware corporation, hereby agree with each other as follows:

          1. The Trust hereby offers to PFPC Distributors and PFPC Distributors hereby purchases 12.50 shares of the Whitehall High Yield Fund at a price of $8.00 per share (collectively known as the "shares").

          2. PFPC Distributors represents and warrants to the Trust that the shares are being acquired for investment purposes and not with a view to the distribution thereof.

          3. PFPC Distributors is authorized and otherwise duly qualified to purchase and hold shares and to enter into this Subscription Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 29th day of March, 2001.


                                              WHITEHALL FUNDS TRUST
     ATTEST:

     /s/ DAVID C. LEBISKY               By:   /S/ JOSEPH E. BRESLIN
         --------------------                 -----------------------
                                              Joseph E. Breslin, President



                                              PFPC DISTRIBUTORS, INC.
     ATTEST:

     /S/ JUSTINE CONNOLLY               By:   /S/ CHRISTINE P. RITCH
         --------------------                 ----------------------
                                              Christine P. Ritch
                                              Chief Legal Officer
                                              Secretary and Clerk